Independent Auditors' Consent



We consent to incorporation by reference in the Registration Statements (No. 2-92497, No. 33-17376, No. 333-25401 and No. 333-41775) on Form S-8 and the
Registration Statement (No. 333-50351) on Form S-3 of Total System Services, Inc. of our reports dated January 17, 2001, relating to the consolidated balance sheets of Total System Services, Inc. and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of income, cash flows, and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2000 and the related financial statement schedule, which reports appear in or are incorporated by reference in the Total System Services, Inc. Annual Report on Form 10-K for the year 2000.

/s/KPMG LLP

Atlanta, Georgia
March 21, 2001